EXHIBIT 3.2
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                          CERTIFICATE OF ELIMINATION

                                      OF

                     SERIES A CONVERTIBLE PREFERRED STOCK

                                      OF

                            SEALED AIR CORPORATION

            (Pursuant to Section 151 of the General Corporation Law
                          of the State of Delaware)

         SEALED AIR CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY THAT:

         FIRST: Under Article FOURTH ("Article FOURTH") of the Corporation's Amended and Restated Certificate of Incorporation, the Corporation has authority to issue 50,000,000 shares of preferred stock, par value $0.10 per share ("Preferred Stock").

         SECOND: Article FOURTH authorized the Corporation to issue 36,021,851 shares of Preferred Stock designated as Series A Convertible Preferred Stock ("Series A Preferred Stock").

         THIRD: Since the original issuance of Series A Preferred Stock, the Corporation has heretofore filed Certificates of Retirement in the Office of the Secretary of State of the State of Delaware covering 7,732,137 shares of Series A Preferred Stock on December 28, 2000; 931,210 shares of Series A Preferred Stock on December 26, 2001; and 817,985 shares of Series A Preferred Stock on February 4, 2003 (an aggregate of 9,481,332 shares; collectively, the "Previous Retirements").

         FOURTH: On July 18, 2003, the Corporation redeemed all of the remaining outstanding shares of Series A Preferred Stock for $51.00 per share (representing the $50.00 per share liquidation value and a $1.00 per share redemption premium) plus an amount equal to dividends accrued thereon from July 1, 2003 through July 17, 2003 pursuant to resolutions that were duly adopted at a meeting of the Corporation's Board of Directors (the "Board of Directors").

         FIFTH: The shares of capital stock of the Corporation that are retired pursuant to this Certificate are the 26,540,519 shares of Series A Preferred Stock that remained authorized after giving effect to the Previous Retirements. Such shares have an aggregate liquidation value of $1,327,025,950.00, an aggregate par value of $2,654,051.90, and include all shares of Series A Preferred Stock (other than the Previous Retirements) that have been authorized, issued, redeemed, converted or otherwise reacquired by the Corporation.

         SIXTH: The Corporation's Amended and Restated Certificate of Incorporation prohibits the reissuance of the above shares as shares of Series A Preferred Stock and provides that upon their redemption, conversion, other acquisition by the Corporation or retirement, such shares shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors as shares of any one or more other series.

         SEVENTH: After giving effect to the foregoing, no shares of Series A Preferred Stock are issued or outstanding, the authorized number of shares of Series A Preferred Stock is reduced to zero, and all such shares are restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors as shares of any one or more other series in accordance with the Corporation's Amended and Restated Certificate of Incorporation.

         EIGHTH: Pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate, the Corporation's Amended and Restated Certificate of Incorporation shall be and is further amended so as to effect the elimination from such certificate of all references to Series A Preferred Stock.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by William V. Hickey, its authorized President and Chief Executive Officer, and attested to by H. Katherine White, its Secretary, this 26th day of August, 2003.

                                              SEALED AIR CORPORATION

[Seal]
                                              By:    /s/ William V. Hickey
                                                     -------------------------
                                                     William V. Hickey
                                                     President and
                                                     Chief Executive Officer

ATTEST:


/s/ H. Katherine White
-------------------------
H. Katherine White
Secretary